Exhibit 10.2

FLEXSTEEL INDUSTRIES, INC.

2022 EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in the Flexsteel Industries, Inc. 2022 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Agreement (the “Agreement”), including the Notice of Stock Option Grant (the “Notice of Grant”) and Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A.

NOTICE OF STOCK OPTION GRANT

Participant:            ______________________

Participant has been granted an Option to purchase Common Stock of Flexsteel Industries, Inc. (the “Company”), subject to the terms and conditions of the Plan and this Agreement, as follows:

Date of Grant            ______________________

Vesting Commencement Date    ______________________

Number of Shares Granted        ______________________

Exercise Price per Share        $_____________________

Total Exercise Price        $_____________________

Type of Option            ___    Incentive Stock Option___    Nonstatutory Stock Option

Term/Expiration Date        ______________________

Vesting Schedule:

Subject to accelerated vesting as set forth below or in the Plan, this Option will be exercisable, in whole or in part, in accordance with the following schedule:

[Insert vesting schedule, e.g.,: Twenty-five percent (25%) of the Shares subject to the Option shall vest on the one (1) year anniversary of the Vesting Commencement Date, and one forty-eighth (1/48th) of the Shares subject to the Option shall vest each month thereafter on the same day of the month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the month), subject to Participant continuing to be a Service Provider through each such date.]

Forfeiture and Repayment:

If you receive or become entitled to receive a payment under this Award Agreement within six months before you cease to be a Service Provider, the Company, in its sole discretion, may require you to forfeit or return the Award, as the case may be, in the event you:  (a) engage in Competitive Activity (as defined below) at any time during your employment or within a two-year period after you cease to be a Service Provider or (b) engage in Improper Use of Confidential Information (as defined below) at any time. The Company also reserves the right to require you to pay back to the Company any amount received under the Award as described in the Company’s Incentive Compensation Clawback Policy, as then in effect (the “Clawback Policy”).  Further, in no event will you be entitled to an Award under this Award Agreement if you were terminated as a Service Provider for Cause (as defined below) at any time before the payment date of the Award.  Any repayment due under this paragraph will be made by you either in the Shares, or in a dollar amount equal to the Fair Market Value of the Shares determined on the date of repayment, you received under the Award.  The Administrator, in its discretion, will determine which method of payment is acceptable.  The terms of any repayment required under the Clawback Policy will be made in accordance with the Clawback Policy.

“Cause” means, as determined within the sole discretion of the Plan Administrator:

(i)The willful and continued failure of the Participant to perform substantially the Participant’s duties as established from time to time by the Company’s management (other than any such failure resulting from a disability), after a written demand for substantial performance is delivered to the Participant by the Company’s management that specifically identifies the manner in which the management believes that the Participant has not substantially performed the Participant’s duties; or

(ii)Dishonesty, fraud, misappropriation of funds, theft relating to the Participant’s position, harassment, an act of violence, acts punishable by law, misconduct as described in the Company’s Employee Handbook, as amended from time to time, or such other serious misconduct as will be determined by the Administrator to constitute conduct that warrants forfeiture pursuant to the Plan.

“Competitive Activity” means any of the following regardless of whether it is undertaken, directly or indirectly, on your own behalf or on behalf of any person or entity other than the Company, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, contractor, consultant or otherwise:

(i)Engaging in any business activity, in any geographic market in which the Company is then engaged in business that is competitive with the business of the Company; or

(ii)Hiring or soliciting for employment any person who is then an employee of the Company; or

(iii)Inducing or attempting to induce any person to end his or her employment relationship with the Company; or

(iv)Soliciting business concerning any business (as described in Section (i) above) from any person or entity who is, or who was, a client, customer, prospective client or prospective customer of the Company; or

(v)Taking any action to divert business from, or inducing or attempting to induce any customer or prospective customer or any vendor, supplier or other business relation to cease doing business with the Company.

“Improper Use of Confidential Information” means:

(i)Any use or disclosure of Confidential Information except as required for the performance of your duties as an employee of the Company;

(ii)Any act or omission that directly or indirectly would materially reduce the value of Confidential Information except for such acts or omissions that are required for the performance of your duties as an employee of the Company.

(iii)Notwithstanding anything in Sections (i) or (ii) above, Improper Use of Confidential Information does not include:

(A)any disclosure, use or other act or omission that is expressly authorized in writing, in advance by the Company; or

(B)any required disclosure of Confidential Information by law or legal process, if:  (x) you provide prompt notice to the Company in writing, and prior to disclosing any Confidential Information, so

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that the Company may elect to seek an appropriate protective order to prevent disclosure at the Company’s option and expense; and (y) you cooperate with the Company in any efforts to seek a protective order.

For purposes of this definition, “Confidential Information” means any non-public information regarding the Company or any of its owners, directors, representatives, agents, employees, suppliers, vendors, shareholders, members, clients, customers, or other third parties or entities with whom the Company does business and which you have learned or developed in the past as a result of your employment by or association with the Company or which you learn or develop while providing services to the Company.  Confidential Information includes, but is not limited to, trade secrets, information about customers, prospective customers, marketing strategies, business strategies, sales strategies, products, services, key personnel, suppliers, pricing, technology, computer software code, methods, processes, designs, research, development systems, techniques, finances, accounting, purchasing, forecasts, or planning.  All information disclosed to you or to which you obtain access in whatever form, whether originated by you or by others, during the period that you provide services to the Company will be presumed to be Confidential Information if it is treated by the Company as being Confidential Information or if you have a reasonable basis to believe it to be Confidential Information.  For these purposes, Confidential Information will not include knowledge or information:  (i) that is now or subsequently becomes generally publicly known, other than as a direct or indirect result of Improper Use or Disclosure of Confidential Information by you; or (ii) that is independently made available to you in good faith by a third party who has not violated any legal duty or confidential relationship with the Company.

Termination Period:

This Option will be exercisable for three (3) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option will be exercisable for twelve (12) months after Participant ceases to be a Service Provider. Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 15(c) of the Plan.

By Participant’s signature and the signature of the Company’s representative below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Agreement, including exhibits hereto, all of which are made a part of this document. Participant has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT Signature Print Name Address:	FLEXSTEEL INDUSTRIES, INC. By Title

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EXHIBIT A

TERMS AND CONDITIONS OF STOCK OPTION GRANT

1.Grant of Option. The Company hereby grants to the Participant named in the Notice of Grant (the “Participant”) an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Agreement and the Plan, which is incorporated herein by reference. Subject to Section 18(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.

If designated in the Notice of Grant as an Incentive Stock Option (“ISO”), this Option is intended to qualify as an ISO under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). However, if this Option is intended to be an Incentive Stock Option, to the extent required by the $100,000 rule of Code Section 422(d), this Option will be treated as a Nonstatutory Stock Option (“NSO”). Further, if for any reason this Option (or portion thereof) will not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a NSO granted under the Plan. In no event will the Administrator, the Company or any Parent or Subsidiary or any of their respective employees or directors have any liability or obligation to Participant to reimburse, indemnify, or hold harmless (or any other person) due to the failure of the Option to qualify for any reason as an ISO.

2.Vesting Schedule. Except as provided in Section 3, the Option awarded by this Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

3.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Plan. If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.

4.Exercise of Option

(a)Right to Exercise. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Agreement.

(b)Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit B (the “Exercise Notice”) or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together with any applicable tax withholding. This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

5.Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:

(a)cash;

(b)check;

Ex. A-1

(c)consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

(d)surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.

6.Tax Obligations.

(a)Withholding of Taxes. Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Option, including, without limitation, (i) all federal, state, and local taxes (including Participant’s Federal Insurance Contributions Act (FICA) obligations) that are required to be withheld by the Company or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant; (ii) Participant’s and, to the extent required by the Company, the Company’s fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of the Option or sale of Shares; and (iii) any other Company taxes the responsibility for which Participant has, or has agreed to bear, with respect to the Option (or exercise thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s sole responsibility and may exceed the amount actually withheld by the Company. Participant further acknowledges that the Company does not (A) make any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or other distributions, and (B) make any commitment to and is under any obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction.

Pursuant to such procedures as the Administrator may specify from time to time, the Company may withhold the amount required to be withheld for the payment of Tax Obligations (the “Withholding Obligations”). The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Withholding Obligations, in whole or in part (without limitation), if permissible by applicable local law, by: (i) paying cash in U.S. dollars, (ii) having the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences) (“Net Share Withholding”), (iii) withholding the amount of such Withholding Obligations from Participant’s wages or other cash compensation paid to Participant by the Company, (iv) delivering to the Company Shares that Participant owns and that already have vested with a fair market value equal to the Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences), (v) selling a sufficient number of such Shares otherwise deliverable to Participant, through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences) (“Sell to Cover”), (vi) such other means as the Administrator deems appropriate, or (vii) any combination of the foregoing methods of payment. If the Withholding Obligations are satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares exercised under the Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Withholding Obligations. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Withholding Obligations by Net Share Withholding. If Net Share Withholding is the method by which such Withholding Obligations are satisfied, the Company will not withhold on a fractional Share basis to satisfy any portion of the Withholding Obligations and, unless the Company determines otherwise, no refund will be made to Participant for the value of the portion of a Share, if any, withheld in excess of the Withholding Obligations. If a Sell to Cover is the method by which Withholding Obligations are satisfied, Participant agrees that as part of the Sell to Cover, additional Shares

Ex. A-2

may be sold to satisfy any associated broker or other fees. Only whole Shares will be sold pursuant to a Sell to Cover. Any proceeds from the sale of Shares pursuant to a Sell to Cover that are in excess of the Withholding Obligations and any associated broker or other fees will be paid to Participant in accordance with procedures the Company may specify from time to time.

Participant is advised to review with his or her own tax advisers the U.S. federal, state, local and non-U.S. tax consequences of the transactions contemplated by this Agreement. With respect to such matters, Participant relies solely on such advisers and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

For clarification purposes, in no event will the Company issue Participant any Shares unless and until arrangements satisfactory to the Administrator have been made for the payment of Participant’s Withholding Obligations. If Participant fails to make satisfactory arrangements for the payment of such Withholding Obligations hereunder at the time of the attempted Option exercise, Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to issue or deliver the Shares.

(b)Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, or (ii) the date one (1) year after the date of exercise, Participant will immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant.

(c)Code Section 409A. Under Section 409A, a stock right (such as the Option) that was granted with a per share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the fair market value of an underlying share on the date of grant (a “discount option”) may be considered “deferred compensation.” A stock right that is a “discount option” may result in (i) income recognition by the recipient of the stock right prior to the exercise of the stock right, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The “discount option” may also result in additional state income, penalty and interest tax to the recipient of the stock right. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the fair market value of a Share on the date of grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the fair market value of a Share on the date of grant, Participant shall be solely responsible for Participant’s costs related to such a determination. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless Participant (or any other person) in respect of this Option or any other Awards, for any taxes, penalties or interest that may be imposed on, or other costs incurred by, Participant (or any other person) as a result of Section 409A.

7.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

8.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE

Ex. A-3

IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

9.Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at Flexsteel Industries, Inc., 385 Bell Street, Dubuque, Iowa 52001-0877, or at such other address as the Company may hereafter designate in writing.

10.Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

11.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

12.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the purchase by, or issuance of Shares to, Participant (or his or her estate) hereunder, such purchase or issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange. Assuming such compliance, for income tax purposes the Exercised Shares will be considered transferred to Participant on the date the Option is exercised with respect to such Exercised Shares.

13.Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.

14.Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

15.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Options awarded under the Plan or future options that may be awarded under the Plan by electronic means or request or require Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

16.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

17.Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

Ex. A-4

18.Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection to this Option.

19.Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Option under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

20.Governing Law. This Award Agreement will be governed by the laws of Iowa without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of an option or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Iowa and agree that such litigation will be conducted in the courts of Dubuque County Iowa, or the federal courts for the United States for the District of Iowa, and no other courts, where this Award of an option is made and/or to be performed.

Ex. A-5

EXHIBIT B

FLEXSTEEL INDUSTRIES, INC.
2022 EQUITY INCENTIVE PLAN
EXERCISE NOTICE

Flexsteel Industries, Inc.
385 Bell Street

Dubuque, Iowa 52001-0877
Attention: Stock Administration

1.Exercise of Option. Effective as of today, ________________, _____, the undersigned (“Purchaser”) hereby elects to purchase ______________ shares (the “Shares”) of the Common Stock of Flexsteel Industries, Inc. (the “Company”) under and pursuant to the 2022 Equity Incentive Plan (the “Plan”) and the Stock Option Agreement dated ________________, _____, (the “Agreement”). The purchase price for the Shares will be $_____________, as required by the Agreement.

2.Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares and any required tax withholding to be paid in connection with the exercise of the Option.

3.Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Agreement and agrees to abide by and be bound by their terms and conditions.

4.Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 15 of the Plan.

5.Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6.Entire Agreement; Governing Law. The Plan and Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This agreement is governed by the internal substantive laws, but not the choice of law rules, of Iowa.

Ex. B-1

Submitted by:                        Accepted by:

PARTICIPANT Signature Print Name Address: Date Received	FLEXSTEEL INDUSTRIES, INC. By Title

Ex. B-2